THIS SETTLEMENT AGREEMENT is dated effective on the 4th day of November, 2021 (the "Effective Date"),

BETWEEN:

SKYLER D. PINNICK, EDMOND F. FUNTANELLAS, ALLISTER D. SCHULTZ, TYSON J. HAWKINS, NORWAY T. PINNICK, KEVIN J. SNAVELY, RUSSELL R. ROTONDI and NOEL M. MARTIN (formerly Noel M. Pinnick), individuals resident in the State of Oregon

(the "Vendors")

AND:

C21 INVESTMENTS INC., a corporation duly incorporated under the laws of the Province of British Columbia

("C21")

AND:

320204 OREGON HOLDINGS CORP., a corporation duly incorporated under the laws of the State of Oregon

("320204")

(individually each a "Party" and collectively the "Parties")

RECITALS

WHEREAS:

A. Pursuant to a Membership Interest Purchase Agreement dated October 16, 2018, as assigned and amended by the assignment and amendment of purchase agreement dated February 1, 2019, among C21 and its assignee, 320204, as the purchaser (collectively, the "Purchaser"), and the Vendors, as vendor, inter alia (together the "Purchase Agreement"), the parties contracted for the Vendor to sell and the Purchaser to buy all of the issued and outstanding membership interests (the "Membership Interests") in each of Phantom Venture Group, LLC and Phantom Brands, LLC;

B. Pursuant to the Purchase Agreement, a portion of the aggregate purchase price payable by the Purchaser to the Vendor for the Membership Interests was to be paid by delivery to the Vendors, in their ES Proportionate Shares, of up to 4,500,000 common shares of C21 ("Common Shares") during the seven year period commencing on the Closing Date as more particularly described in Section 2.3(c) of the Purchase Agreement (the "Earnout Share Obligation"); and

C. The Vendors have agreed to accept, in full and final settlement of the Earnout Share Obligation, 1,300,000 Common Shares and to forgive the remaining part of the Earnout Share Obligation on the terms and subject to the conditions set out herein.

SETTLEMENT AGREEMENT

AGREEMENT

NOW THEREFORE in consideration of the payment of $10.00 now paid by each of the Parties to the others (the receipt and sufficiency of which is hereby acknowledged) and of the covenants and agreements herein set forth and other good and valuable consideration, the Parties covenant and agree with one another as follows:

ARTICLE 1 - DEFINITIONS

1.1 Unless the context otherwise requires, capitalized terms which are used in this Settlement Agreement ("Agreement") (including the Recitals), and not otherwise defined herein, have the meanings given to them in the Purchase Agreement.

ARTICLE 2 - TERMS AND CONDITIONS

2.1 The Recitals are incorporated herein by reference.

2.2 Subject to the conditions set out in Section 2.3 hereof, C21 agrees to issue to the Vendors, and the Vendors agree to accept, 1,300,000 fully paid and non-assessable Common Shares (the "Settlement Shares") at a deemed issue price of CAD$0.66 per share, or such other price acceptable to the Canadian Securities Exchange (the "CSE") in the proportions set out below in full and final satisfaction of the Earnout Share Obligation.

Vendor	Common Shares
SKYLER D. PINNICK	520,004
EDMOND F. FUNTANELLAS	111,428
ALLISTER D. SCHULTZ	111,428
TYSON J. HAWKINS	111,428
NORWAY T. PINNICK	111,428
KEVIN J. SNAVELY	111,428
RUSSELL R. ROTONDI	111,428
NOEL M. MARTIN	111,428

2.3 Completion of this transaction and the issuance of the Settlement Shares to the Vendor is subject to C21's receipt of applicable regulatory or stock exchange approval.

2.4 The Vendors hereby covenant with the Purchaser to accept the issuance and delivery of the Settlement Shares from the C21 in full settlement and satisfaction of the Earnout Share Obligation, and hereby covenant to absolutely release and fully discharge the Purchaser from the Earnout Share Obligation pursuant to the Purchase Agreement upon receipt thereof.

2.5 The Vendors acknowledge and agree that:

(a) the Settlement Shares are subject to a Canadian hold period and may not be traded except pursuant to available exemptions from prospectus and registration requirements of the applicable securities laws;

(b) the Settlement Shares have not been and will not be registered under the United States Securities Act of 1933, as amended;

(c) no prospectus has been filed by C21 with the British Columbia or any other securities commission in connection with the issuance of the Settlement Shares;

SETTLEMENT AGREEMENT

(d) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Settlement Shares;

(e) there are restrictions on the Vendors' ability to resell the Settlement Shares and it is the responsibility of each Vendor to find out what those restrictions are and to comply with them before selling the Settlement Shares; and

(f) the Purchaser has advised the Vendors that the Purchaser is relying on an exemption from the requirements to provide the Vendors with a prospectus and to issue securities through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the Settlement Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Vendors.

2.6 The Vendor covenants and agrees that transfer restrictions on the Settlement Shares are imposed by applicable laws or requirements of securities regulatory authorities or the CSE and that certificates for the Settlement Shares will be imprinted with appropriate legends should the Purchaser deem it necessary or appropriate to do so in order to comply with the requirements of any regulatory authorities having jurisdiction over C21's securities.

2.7 The Vendors acknowledge that there are no representations or warranties given by the Purchaser or its directors or officers concerning the present or future value of the Settlement Shares.

2.8 C21 confirms that there are no current discussions, negotiations, representations, or commitments with any third-party, including C21's financial consultants, that contemplate any financing or transaction which would result in the acquisition or issuance of C21 shares at a price at or above CAD$3.00 per share.

ARTICLE 3- MUTUAL RELEASE

3.1 In consideration of the execution by each Party of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party on behalf of itself and its respective subsidiaries, partners, agents, successors, assigns, heirs, administrators, officers, directors, employees executors, and attorneys ("Affiliates") hereby forever and finally releases, relieves, acquits, absolves and discharges the other Party and their Affiliates from all manner of actions, causes of action, claims or demands, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs, damages and claims of any and every kind and nature whatsoever, at law or in equity and howsoever arising, past, present or future  that they may have against the other party and their Affiliates, including without limitation claims for indemnification, based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment out of the Earnout Share Obligation. This release includes, but is not limited to, any and all alleged claims under common law, public policy, contracts (whether oral or written, express or implied) or tort law, or any other provincial, state or federal law or regulation having any bearing whatsoever on the Earnout Share Obligation.

ARTICLE 4- MISCELLANEOUS

4.1 The Parties hereby represent and warrant that the undersigned have the legal authority to enter into this Agreement and bind the Parties.

SETTLEMENT AGREEMENT

4.2 This Agreement supersedes all previous written and oral agreements, understandings or discussions relating to the subject matter of this Agreement.

4.3 This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

4.4 The Parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

4.5 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, and the parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of British Columbia, Canada with respect to any dispute related to this Agreement.

4.6 This Agreement may be executed in one or more counterparts (including by facsimile, .PDF or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

[signature page follows]

SETTLEMENT AGREEMENT

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the Effective Date first written above.

C21 INVESTMENTS INC.

Per: _"Michael Kidd"_______________

Name: Michael Kidd

Title: Director and CFO

320204 OREGON HOLDINGS CORP.

Per: __"Michael Kidd"___________

Name: Michael Kidd

Title: President

"Edmond Funtanellas"	"Skyler Pinnick"
EDMOND F. FUNTANELLAS	SKYLER D. PINNICK

"Tyson Hawkins"	"Russell Rotondi"
TYSON J. HAWKINS	RUSSELL R. ROTONDI

"Noel Martin"	"Allister Schultz"
NOEL M. MARTIN	ALLISTER D. SCHULTZ

"Norway Pinnick"	"Kevin Snavely"
NORWAY T. PINNICK	KEVIN J. SNAVELY

SETTLEMENT AGREEMENT: SIGNATURE PAGE